Exhibit (a)(1)(v)

Notice to Repurchase for Cash up to 608,323 of

the Issued and Outstanding Shares of

The Central Europe, Russia and Turkey Fund, Inc. at 98% of its Net Asset Value Per Share

To Our Clients:

Pursuant to your request, enclosed for your consideration are the Offer to Repurchase, dated July 31, 2013, of The Central Europe, Russia and Turkey Fund, Inc. (the “Fund”) and the related Letter of Transmittal pursuant to which the Fund is offering to repurchase up to 608,323 shares of its issued and outstanding common stock, par value $0.001 per share (the “Fund Shares”), which is equal to approximately 5% of the Fund’s issued and outstanding shares as of July 15, 2013, for cash at a price equal to 98% of their net asset value (“NAV”) as determined by the Fund on August 29, 2013, upon the terms and subject to the conditions set forth in the Offer to Repurchase, dated July 31, 2013, and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the “Offer to Repurchase”). THE OFFER TO REPURCHASE EXPIRES AT 5:00 P.M., EASTERN TIME, ON AUGUST 28, 2013, UNLESS EXTENDED (THE “EXPIRATION DATE”). If the Offer to Repurchase is extended beyond August 28, 2013, the purchase price for Fund Shares will be equal to 98% of their NAV as determined by the Fund on the next business day after the new Expiration Date, as extended.

The Fund is making this repurchase offer in connection with the Fund’s Discount Management Program (the “Program”). Pursuant to the Program, the Fund’s Board of Directors has approved a series of up to four, consecutive, semi-annual tender offers each for up to 5% of the Fund’s issued and outstanding shares of common stock at a price equal to 98% of NAV if the Fund’s shares trade at an average discount to NAV of more than 10% during the applicable twelve-week measurement period. At the conclusion of the most recent twelve-week measurement period that began on March 25, 2013 and concluded on June 14, 2013, shares of common stock of the Fund traded at an average discount to NAV of -10.16%. Because the terms of the Program require the Fund to conduct a tender offer if its shares trade at an average discount to NAV of more than 10% during the applicable twelve-week measurement period, the Fund is conducting this repurchase offer for up to 5% of its issued and outstanding shares at a price equal to 98% of the Fund’s NAV per share.

The Offer to Repurchase and the Letter of Transmittal are being forwarded to you as the beneficial owner of Fund Shares held by us for your account but not registered in your name. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Fund Shares we hold for your account. A tender of such Fund Shares can be made only by us as the holder of record and only pursuant to your instructions.

Your attention is called to the following:

1. Unless extended, the Offer to Repurchase expires at 5:00 p.m., Eastern Time, on August 28, 2013. Fund Shares may be withdrawn at any time prior to 5:00 p.m., Eastern Time, on the Expiration Date, and, if tendered Fund Shares have not by then been accepted for payment by the Fund, at any time on or after September 27, 2013. Any stockholder may withdraw all, but not less than all, of the Fund Shares that the stockholder has tendered.

2. The Offer to Repurchase is subject to certain conditions set forth in the Offer to Repurchase. Under certain circumstances, the Fund will not be required to accept for payment, purchase or pay for any Fund Shares tendered, and the Fund may also amend, extend or terminate the Offer to Repurchase.

3. The Fund is offering to repurchase up to 608,323 Fund Shares. If stockholders tender more than 608,323 Fund Shares for repurchase (and withdrawals, if any, do not reduce the amount tendered to below 608,323 Fund Shares), the Fund will repurchase duly tendered Fund Shares from participating stockholders on a pro rata basis, disregarding fractions, based upon the number of Fund Shares each stockholder tenders for repurchase and does not timely withdraw, unless the Fund determines not to purchase any Fund Shares. The Fund does not intend to increase the number of Fund Shares that it is offering to repurchase, even if stockholders tender more than the maximum number of Fund Shares to be repurchased by the Fund in the repurchase offer.

IF YOU WISH TO HAVE US TENDER YOUR FUND SHARES, PLEASE SO INSTRUCT US BY COMPLETING, EXECUTING AND RETURNING TO US AT OUR ABOVE ADDRESS THE BELOW INSTRUCTION FORM. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE OFFER EXPIRES AT 5:00 P.M., EASTERN TIME, ON AUGUST 28, 2013, UNLESS EXTENDED.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE TENDER OFFER OR THE ACCEPTANCE OF THE TENDER OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, PERSONS IN WHOSE POSSESSION IT COMES ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

Very truly yours,

The Central Europe, Russia and Turkey Fund, Inc.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of our letter and the enclosed Offer to Repurchase, dated July 31, 2013, relating to the offer by The Central Europe, Russia and Turkey Fund, Inc. (the “Fund”) to purchase up to 608,323 of its issued and outstanding shares of common stock, par value $0.001 per share (the “Fund Shares”).

This form will instruct us to tender to the Fund the number of Fund Shares indicated below (which are held by us for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Repurchase.

AGGREGATE NUMBER OF FUND SHARES TO BE TENDERED

Fund Shares Enter number of Fund Shares to be tendered.

SIGN HERE
Signature(s)

Print Name(s)

Address(es)

Area Code and Telephone No.

Taxpayer Identification or Social Security No.

Date

Account No.

2